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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 12, 2002, relating to the financial statements and financial highlights which appear in the March 31, 2002 Annual Reports to Shareholders of the Value Fund, Hickory Fund, Fixed Income Fund and Government Money Market Fund, series of Weitz Series Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Fund Auditor" and "Auditor" in such Registration Statement.


PricewaterhouseCoopers LLP

  New York, New York
July 26, 2002